Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of June 28, 2006 (the “Effective Date”) between Grande Communications Networks, Inc., a Delaware corporation with principal offices located in San Marcos, Texas (the “Company”), and W.K.L. ”Scott” Ferguson, Jr. (the “Executive”).

WHEREAS, prior to the Effective Date, the Executive was employed by the Company on an at-will basis.

WHEREAS, the Company and the Executive have agreed to enter into this Agreement to provide for the employment of the Executive on an at-will basis, subject to the terms of this Agreement.

WHEREAS, the Company is engaged in the telecommunications business and has expended a great deal of time, money, and effort to develop and maintain proprietary or confidential information which, if misused or disclosed, could be harmful to the Company’s business.

WHEREAS, the Executive recognizes and acknowledges that the Executive’s position with the Company on or after the Effective Date will provide the Executive with access to proprietary or confidential information of the Company that is above and beyond the proprietary or confidential information previously provided to the Executive.

WHEREAS, the Company is a subsidiary of Grande Communications Holdings, Inc. (“Parent”), a Delaware corporation that has agreed to enter into a certain stock option agreement with Executive in connection with the employment of Executive by the Company and Executive’s agreement to certain restrictive covenants set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive agree as follows:

1. At-Will Employment. The Executive is hereby employed as Chief Operating Officer of the Company. The Company and the Executive acknowledge that the Executive’s employment is, and shall continue to be after the execution of this Agreement, at-will, as defined under applicable law. The Executive’s employment with the Company shall not be for any definite term. Either the Executive or the Company may terminate this employment relationship at any time, for any reason or no reason, pursuant to Section 9 below. As Chief Operating Officer, the Executive shall have full responsibility and authority for management of the day-to-day Retail and Engineering Operations of the Company and shall render related management services to the Company of the type customarily performed by persons serving in such capacity. The

Executive shall report directly to the Company’s Chief Executive Officer, and shall also perform such duties as the Company’s Chief Executive Officer may from time to time reasonably direct.

2. Location of Services. During the term of this agreement, the Executive shall perform services at the Company’s various offices, but shall be principally located at the offices of the Company located in the Austin/San Antonio Corridor, Texas area.

3. Salary. During the time period that Executive is employed with the Company (such period is the “Contract Period”), the Company shall pay the Executive for the services to be rendered hereunder a base salary at the rate of $7,835.70 per bi-weekly period with such increases as may be determined by the Chief Executive Officer from time to time at his discretion with the minimum increase being consistent with that of the other senior officers of the Company (the “Base Salary”). This equates to an annualized salary of $203,728.20. The Base Salary shall be payable to the Executive in equal bi-weekly installments, pursuant to the Company’s payroll policy, and subject to such deductions and withholdings as are required to be made pursuant to applicable governmental laws, rules and regulations and to any applicable voluntary withholdings elected by the Executive.

4. Bonuses. The Executive shall be eligible to earn an annual bonus during each fiscal year (such year being referred to herein as a “Bonus Period”) that he remains an executive employee of the Company through the end of the Bonus Period. For each Bonus Period the Executive and the Chief Executive Officer shall adopt written performance goals within the Bonus Period (“Annual Goals”). If Annual Goals are met for a Bonus Period, the Executive shall earn a bonus equal to fifty percent (50%) of his then current Base Salary (for the avoidance of doubt, a delay by any Person (as defined herein) in the adoption of written performance goals shall not deny the Executive any bonus or, upon the adoption and achievement of such goals, delay in any way the payment thereof). If only certain of such Annual Goals are met, or Annual Goals are met only in part, for such Bonus Period, the Executive may earn a bonus, if any, equal to an amount to be determined by, and at the discretion of, the Chief Executive Officer and as approved by the Board of Directors of the Company (the “Board”). Annual bonuses shall be payable to the Executive within 45 days after the end of the applicable Bonus Period (or within 30 days of the date on which it is determined that the Annual Goals have been met, exceeded, or not met, whichever is later; provided, however that the determination must be made on or before June 30 of the year following the year of the Bonus Period). Nothing in this Section 4 shall limit the Board of Directors from awarding additional bonuses to the Executive based upon achievement of Company objectives, other than the Annual Goals, during the Bonus Period, in the sole discretion of the Board. Any such additional discretionary bonus shall be payable to the Executive within 30 days of the date on which the amount of such bonus, if any, is determined; provided, however, that the determination must be made on or before June 30 of the year following the year of the Bonus Period. Within ninety (90) days of the Effective Date, Executive and Chief Executive Officer shall adopt the Annual Goals for the initial Bonus Period.

5. Participation in Employee Benefit Plans. The Executive shall be entitled to participate, on the same basis as other of the Company’s executive employees, in any group life insurance, medical coverage, education, or other retirement or employee pension or welfare plan or benefits that the Company has adopted or may adopt for the benefit of its executive employees. The Executive shall be entitled to participate in any fringe benefits, which are now or may be or become applicable to the Company’s executive employees generally as determined by the Board. Nothing in this Section 5 limits the Company’s ability to modify, alter or eliminate any of its employee benefit plans or fringe benefits, except as prohibited by applicable law.

6. Expenses. The Company will reimburse Executive for all ordinary and necessary business expenses incurred by the Executive in the course of his employment by the Company, subject to providing the Company with receipts and other appropriate documentation of such expenses. Executive agrees that if at any time any payment made to Executive by the Company as a business expense reimbursement shall be disallowed in whole or in part as a non-deductible expense of the Company by any taxing authority, Executive shall reimburse the Company to the full extent of such disallowance, with interest thereon at the rate that would be charged by the Internal Revenue Service for such period from the date of reimbursement by the Executive until repaid.

7. Stock Options. Contemporaneously with the execution and delivery of this Agreement, the Employee and Parent will enter into a stock option agreement substantially in the form of the attached Schedule 1 (the “New Option Agreement”).

8. Standards. The Executive shall perform the Executive’s duties and responsibilities under this Agreement as his full-time employment to the best of his abilities in accordance with such reasonable standards as may be established from time to time by the Chief Executive Officer of the Company. The reasonableness of such standards shall be measured against standards for executive performance generally prevailing in the Company’s industry. Executive shall not undertake any other employment or consultant engagements without the prior written consent of the Chief Executive Officer and upon approval by the Board.

9. Termination of Employment.

(a) Death or Total Disability. The Executive’s employment with the Company shall terminate upon his death or Total Disability (as defined herein). After such termination, Company shall have no further obligations or liability hereunder, except to pay to the Executive or the Executive’s estate (in addition to and without regard for any benefits due under any insurance, retirement or other plan of the Company or any other Person) the amount of the Executive’s Base Salary accrued but unpaid at the date of the Executive’s death or Total Disability, as the case may be. “Total Disability” means a mental or physical condition which in the reasonable opinion of the Company renders the Executive unable or incompetent to carry out the job responsibilities attendant to his position with the Company, which condition shall have existed for a period of 120 or more consecutive days or for a total of 180 days in any period of twelve consecutive months.

(b) Termination of Employment.

(1) The Company may terminate the Executive’s employment for Cause (as defined herein) and cancel its obligations to the Executive hereunder (except for the amount of the Base Pay accrued but unpaid to the effective date of termination) upon written notice to the Executive. Without limiting the generality of the foregoing, the Executive shall not be entitled to any severance or termination pay or the continuation of any benefits then provided to the Executive by the Company upon a termination for Cause. As used herein, the term “Cause” shall mean: (i) the commission by the Executive of a felony or a crime involving moral turpitude or the commission of any other act involving dishonesty, disloyalty or fraud; (ii) conduct by the Executive tending to bring the Company into substantial public disgrace or disrepute; (iii) failure of the Executive to perform (in any material respect) his obligations under this Agreement, his obligations under the Employee Confidentiality Information and Invention Assignment Agreement between Executive and the Company dated as of May 23, 2000 (the “Confidentiality Agreement”), or the reasonable directives of the Chief Executive Officer or the Board, provided, that the Chief Executive Officer or the Board shall give Executive notice of such failure and Executive shall have thirty (30) days to cure such failure, which if such failure is not cured during said thirty (30) day period, the Company shall have the immediate right to terminate the employment of the Executive; (iv) gross negligence or willful misconduct by the Executive in providing the services required hereby; or (v) any substance abuse of the Executive in any manner interferes with the performance of his duties hereunder.

(2) The Executive’s employment may be terminated by the Company at any time without Cause upon thirty (30) days prior written notice given to the Executive. Upon such termination, the Company shall have no further obligations or liability hereunder, except to pay the Executive the amount of the Base Salary accrued but unpaid to the date of termination and, as defined in and subject to the terms and conditions of Section 9(b)(5), the Severance Pay and Benefit Continuation. The Company reserves the right to relieve the Executive of his duties any time during the 30-day notice period without affecting his right to compensation and other benefits during this notice period.

(3) Upon sixty (60) days prior written notice to the Chief Executive Officer, the Executive may terminate his employment in the event that the Company: (a) diminishes Executive’s duties and responsibilities under this Agreement; (b) relocates the office that the Executive is to work outside of the Austin/San Antonio Corridor, Texas area, (c) strips Executive without Cause of his title as Chief Operating Officer, or (d) reduces Executive’s Base Salary without Cause (each of the foregoing events described in the foregoing clauses (a) – (d) of this paragraph is a “Good Reason Termination”). The Company reserves the right to relieve the Executive of his duties any time during the 60-day notice period without affecting his right to compensation, Severance Pay, Benefit Continuation and other benefits during this notice period.

(4) The Executive’s employment may be terminated by the Executive voluntarily upon sixty (60) days prior written notice (a “Voluntary Termination”), provided that a Good Reason Termination shall not be a Voluntary Termination. In the event of a Voluntary Termination, the Executive shall only be entitled to the amount of the Base Pay accrued but unpaid to the effective date of termination. The Company reserves the right to relieve the Executive of his duties any time during the 60-day notice period without affecting his right to compensation and other benefits during this notice period.

(5) In the event the Executive’s employment is terminated by the Company without Cause or by the Executive pursuant to a Good Reason Termination, the obligations of the Company to the Executive hereunder shall be canceled and the Company shall pay to Executive the amount of the Base Pay accrued but unpaid to the effective date of termination of employment (the “Termination Date”) plus Severance Pay for the Severance Period. “Severance Pay” means an amount equal to the Executive’s then current bi-weekly Base Salary (less applicable deductions and withholdings) multiplied by twenty-six (26), provided however, that if the Executive receives any W-2 wages during the Severance Period as an employee of an employer other than the Company (such W-2 wages are “Other Wages”), then the amount of any Severance Pay payable to the Executive subsequent to such receipt shall be reduced by an amount equal to the Other Wages. The “Severance Period” shall be the fifty-two (52) week period commencing on the day after the Termination Date. The Severance Pay shall be payable on a bi-weekly basis with each payment equal to (i) the Executive’s current bi-weekly Base Salary (less applicable deductions and withholdings) on the Termination Date minus (ii) the Other Wages, if any, received by Executive (less applicable deductions and withholdings) in the two week period immediately preceding such payment of Severance Pay. The payments of Severance Pay shall commence on the Company’s first regular payroll payment date in the Severance Period. The Company will continue the Executive’s then current insurance and health care coverage provided for in Section 5 until the earlier to occur of (i) the termination of the Severance Period or (ii) the date that Executive begins receiving equivalent benefits from his next full time employer, and upon the occurrence of such earlier event, the Company may cancel Executive’s insurance and health care benefits (“Benefit Continuation”). Notwithstanding anything in this Agreement to the contrary, the payment of Severance Pay and Benefit Continuation shall be conditioned upon the delivery to the Company of a release of claims in a form satisfactory to the Chief Executive Officer.

10. Restrictive Covenants.

(a) Confidential Information. The Company makes a binding promise not conditioned upon continued employment to provide the Executive with Confidential

Information (as defined herein), above and beyond any Confidential Information previously provided to the Executive. The Executive acknowledges and agrees that without the Executive’s agreement to all of the covenants in Section 10(a) - (f), the Company would not provide the Executive with such additional Confidential Information and the Company would not enter into this Agreement or the New Option Agreement with the Executive. At all times during the Contract Period, the Executive shall maintain in confidence and in a fiduciary capacity for the benefit of the Company all Confidential Information relating to the Company or any of its affiliates and its and their respective businesses and shall not at any time during or after the Contract Period in any manner, directly or indirectly, use for his own benefit or the benefit of any other Person, nor disclose, divulge, render or offer, any Confidential Information, except on behalf of the Company in the course of the proper performance of the Executive’s duties during the Contract Period or except as may otherwise be required by law or legal process (provided the Company has been given notice of and opportunity to challenge or limit the scope of disclosure purportedly so required.). For the purposes of this Agreement, “Confidential Information” means all information, observations and data (whether in human or machine readable form) obtained by the Executive while employed by the Company concerning the business or affairs of the Company, or any of its affiliates, including without limitation any information pertaining to the Company’s or its affiliates’ businesses which is not generally known in the telecommunications industry, including, but not limited to, customer lists, accounts, methods of conducting business and competing in the marketplace, corporate goals, strategic planning, trade secrets, internal processes, designs, design information, products, inventions, innovations, improvements, developments, methods, analyses, drawings, reports, and all similar or related information which related or relates to the Company’s or any of its affiliates’ actual or anticipated businesses, research and development or existing or future products or services that are conceived, developed or made by the Executive, whether prior to or during the Contract Period, data, research and development plans and activities, equipment modifications, techniques, software and computer programs and derivative works, business and marketing plans, projections, sales data and reports, confidential evaluations, compilations and/or analyses of technical or business information, profit margins, customer requirements, costs, profitability, sales and marketing strategies, pricing policies, strategic plans, training materials, internal financial information, operating and financial data and projections, names and addresses of customers, inventory lists, sources of supplies, supply lists, employee lists, mailing lists, and information concerning relationships between the Company and its employees or customers which gives or may give the Company an advantage over competitors, and all other information owned by the Company which is not public information.

(b) Company Policies. While employed by the Company, the Executive shall comply with the rules and policies of the Company.

(c) Noncompetition. While employed by the Company or any of its affiliates and during the Restricted Period, the Executive will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, consultant or otherwise with, or have any financial interest in, any Competing Business. A “Competing Business” means any Person or business which is in direct competition with the business the Company or any of its affiliates has conducted prior to the termination of Executive’s employment with the Company or any business that the Company or any or its affiliates has funded planning for at the time of such termination of employment in any geographic area where such business is being conducted during such period. Ownership, for personal investment purposes only, of not more than 2% of the voting stock of any publicly held corporation shall not constitute a violation hereof. For purposes of this Agreement, the “Restricted Period” shall mean the Contract Period and the Severance Period, provided, that in the event that the termination does not qualify for any Severance Payment, the Restricted Period shall be (i) six (6) months after the Executive’s employment is terminated for Cause; and (ii) twelve (12) months after a Voluntary Termination.

(d) Nonsolicitation of Customers. Except for the direct benefit of the Company, while employed by the Company and for the duration of the Restricted Period, the Executive will not, directly or indirectly, solicit business from any customer of the Company or any of its affiliates for (i) any service or product of a Competing Business, (ii) any service or product that competes with a service or product of the Company or any of its affiliates, or (iii) any business from any Covered Customer (as defined herein) for any service or product of any kind. “Covered Customer” means, as of the date of the termination of the Executive’s employment with the Company: (1) any customer of the Company or any of its affiliates with whom the Executive had contact as an employee of the Company during the last twelve (12) months of the Executive’s employment; or (2) any customer of the Company or any of its affiliates who otherwise associate the Executive with the goodwill of the Company or any of its affiliates.

(e) Nonsolicitation of Employees. While employed by the Company or any of its affiliates and for the duration of the Restricted Period, the Executive will not, directly or indirectly, solicit for employment (by any Person other than the Company or any of its affiliates) any Person employed by the Company or any of its affiliates.

(f) Injunctive Relief; Reasonable Restriction. The Executive acknowledges that a violation on the Executive’s part of any of the covenants contained in this Section 10 would cause immeasurable and irreparable damage to the Company and that the recovery by the Company of money damages for such breach will not constitute an adequate remedy for such breach. Accordingly, the Executive agrees that the Company shall be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any such covenant in addition to any other remedies it may have, and that Executive expressly waives the defense in any equitable proceeding that there is an adequate remedy in law for any such breach. The Executive and the Company agree that the covenants contained in this Section 10 have been negotiated with the advice of counsel. The Executive agrees that in the event that any arbitrator or court of competent jurisdiction shall finally hold that any provision this Section 10 is void or constitutes an unreasonable restriction against the Executive, the provisions of this Section 10 shall not be rendered void but shall apply to such extent as such arbitrator or court may determine constitutes a reasonable restriction under the circumstances. Any portion of this Section 10 not required to be so modified shall remain in full force and effect and not be affected thereby.

(g) “Person” defined. For the purpose of this Agreement, “Person” means any individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

11. Indemnification. The Company shall indemnify the Executive to the fullest extent permitted by the laws of the state of the Company’s incorporation in effect at that time, or the certificate of incorporation or by-laws of the Company, whichever affords the greater protection to the Executive. The Executive shall be entitled to coverage under any insurance policies the Company may elect to maintain generally for the benefit of its officers and directors against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which he may be made a party by reason of being a director or officer of the Company.

12. ARBITRATION; FEES AND EXPENSES. COMPANY AND EXECUTIVE AGREE AS FOLLOWS:

(a) IN GENERAL. ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY EMPLOYMENT OR TERMINATION OF EMPLOYMENT OF THE EXECUTIVE BY COMPANY, OR ANY BREACH OF THIS AGREEMENT, OTHER THAN AN ACTION TO ENFORCE THE PROVISIONS OF SECTION 10, SHALL BE SETTLED BY FINAL AND BINDING ARBITRATION IN THE CITY OF AUSTIN, TEXAS, IN ACCORDANCE WITH THE EMPLOYMENT DISPUTE RESOLUTION RULES OF THE AMERICAN ARBITRATION ASSOCIATION IN EFFECT ON THE DATE THE CLAIM OR CONTROVERSY ARISES.

(b) PROCEDURE. ALL CLAIMS OR CONTROVERSIES SUBJECT TO ARBITRATION UNDER THIS AGREEMENT SHALL BE SUBMITTED TO AN ARBITRATION HEARING WITHIN THIRTY (30) DAYS AFTER WRITTEN NOTICE OF THE CLAIM OR CONTROVERSY IS FIRST COMMUNICATED TO EITHER PARTY. ALL CLAIMS OR CONTROVERSIES SHALL BE RESOLVED BY AN ARBITRATOR WHO IS LICENSED TO PRACTICE LAW. THE ARBITRATOR SHALL BE USED AND SHALL BE CHOSEN BY MUTUAL AGREEMENT OF THE PARTIES. IF THE PARTIES CANNOT AGREE UPON AN ARBITRATOR, THEN EACH PARTY WILL SELECT ONE ARBITRATOR AND SUCH TWO ARBITRATORS WILL THEN SELECT THE ARBITRATOR TO RESOLVE ALL CLAIMS OR CONTROVERSIES. THE ARBITRATOR SHALL ISSUE A WRITTEN DECISION AND AWARD STATING THE REASONS THEREFORE. THE DECISION AND AWARD SHALL BE FINAL AND BINDING ON BOTH PARTIES, THEIR HEIRS, EXECUTORS, ADMINISTRATORS, SUCCESSORS, AND ASSIGNS. THE ARBITRATOR MAY GRANT ONE OR MORE INJUNCTIONS OR OTHER RELIEF. THE ARBITRATION FILING FEE AND THE COSTS AND EXPENSES OF THE ARBITRATOR SHALL

BE BORNE EVENLY BY THE PARTIES. EACH PARTY WILL PAY ITS OR HIS OWN ATTORNEY’S FEES AND EXPENSES. IT IS THE INTENTION OF THE PARTIES THAT THIS AGREEMENT SHALL BE ENFORCEABLE UNDER THE FEDERAL ARBITRATION ACT, THE TEXAS GENERAL ARBITRATION ACT, AND AT COMMON LAW.

(c) ENFORCEMENT. THE PARTIES AGREE THAT EITHER PARTY MAY SPECIFICALLY ENFORCE THIS SECTION, AND SUBMISSION TO ARBITRATION MAY BE COMPELLED BY ANY COURT OF COMPETENT JURISDICTION. THE PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT THE DECISION OF THE ARBITRATOR MAY BE SPECIFICALLY ENFORCED BY EITHER PARTY IN ANY COURT OF COMPETENT JURISDICTION.

13. No Assignments. This Agreement is personal to each of the parties hereto. No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. However, in the event of the death of the Executive all rights to receive payments hereunder and rights provided in this Agreement shall become rights of the Executive’s estate.

14. Amendments or Additions. No amendments or additions to this Agreement shall be binding unless in writing and signed by the Executive and the Company’s Chief Executive Officer or Chairman of the Board.

15. Counterparts; Headings, Severability. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof. Any provision, or clause of any provision, of this Agreement that may be found to be contrary to applicable law or otherwise unenforceable will not affect the remaining terms of this Agreement, which will be construed as if the unenforceable provision or clause were absent from this Agreement, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party to this Agreement. Upon the determination that such provision or clause is contrary to applicable law or otherwise unenforceable, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

16. Entire Agreement. As of the Effective Date, this instrument contains the entire agreement of the parties pertaining to the subject matter contained in it and supersedes and is in lieu of any and all other employment arrangements between Executive and the Company, other than the Confidentiality Agreement, the New Option Agreement, and the Stock Option Agreements between Executive and the Company that are described on the attached Schedule 2.

17. Governing Law. This Agreement shall be governed by the laws of the State of Texas (other than the choice of law rules thereof).

18. Legal Consultation. Executive acknowledges that he has been given a reasonable opportunity to review this Agreement with legal counsel prior to his execution of this Agreement.

19. Survival. All terms and conditions of this Agreement which by reasonable or necessary implication are intended to survive termination this Agreement shall survive termination of this Agreement, including, without limitation, Sections 9 - 19.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

GRANDE COMMUNICATIONS NETWORKS, INC.

By:	/S/ Roy H. Chestnutt
Printed Name:	Roy H. Chestnutt
Title:	Chief Executive Officer

EXECUTIVE:

/S/ W.K.L. (“Scott”) Ferguson, Jr.
W.K.L. (“Scott”) Ferguson, Jr.

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